EXHIBIT 3.1

AMENDMENT NUMBER 4
TO THE MASTER INTERCOMPANY AGREEMENT

     THIS AMENDMENT NUMBER 4 (this “Amendment”) to the Master Intercompany Agreement (the “Agreement”) dated as of April 26, 1993, as amended from time to time, between International Truck and Engine Corporation (f/k/a Navistar International Transportation Corp.), a Delaware corporation (“International”), and Navistar Financial Corporation, a Delaware corporation (“NFC”), is made and entered into effective as of the 17th day of February 2004 between International and NFC.

     WHEREAS, NFC desires to securitize certain Retail Accounts which are sold by International to NFC pursuant to Article III of the Agreement; and

     WHEREAS, NFC desires to amend the Agreement to permit the purchase of Retail Accounts on a daily basis.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree that the Agreement shall be amended as follows:

1.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth for such terms in the Agreement.

2.	The definition of “Retail Account Settlement Period” shall be amended and restated to read in its entirety as follows:

Retail Account Settlement Period means for Article III of this Agreement either (a) each week beginning with Saturday and ending the following Friday unless all of the days in such week do not fall in the same calendar month, in which case i) the period beginning with the first day of the month and ending with the second Friday of the month shall be a Retail Account Settlement Period, and ii) the period starting on the last Saturday of a calendar month and ending with the last calendar day of the month shall also be a Retail Account Settlement Period or (b) such shorter period as may be agreed upon by the parties.

3.	This Amendment shall be deemed effective on the date hereof. Except as set forth above, all terms of the Agreement shall be and remain in full force and effect and shall constitute the legal, valid and binding and enforceable obligations of the parties thereto. To the extent any terms and conditions in the Agreement shall contradict or be in conflict with any provisions of this Amendment, the provisions of this Amendment shall govern. From and after the date hereof, all references to the Agreement shall be a reference to the Agreement as amended by this Amendment.

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4.	THIS AMENDMENT AND THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, UNLESS OTHERWISE NOTED, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

5.	This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the 17th day of February 2004.

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:	/s/ Terry M. Endsley
	Name:	Terry M. Endsley
	Title:	Vice President and Treasurer

NAVISTAR FINANCIAL CORPORATION
By:	/s/ Andrew J. Cederoth
	Name:	Andrew J. Cederoth
	Title:	Vice President and Treasurer

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